UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Walgreens Boots Alliance, Inc.

(Name of Issuer)

Common Stock, par value $.01 per share

(Title of Class of Securities)

931427108

(CUSIP Number)

David J. Sorkin, Esq.

Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street, Suite 4200

New York, New York 10019

Telephone: (212) 750-8300

with a copy to:

Mark D. Pflug, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Telephone: (212) 455-2000

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

December 31, 2015

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because § 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g) check the following box ☐.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 931427108		13D

1	Name of Reporting Person KKR Sprint (2006) Limited

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 27,789,326

	8	Shared Voting Power 0

	9	Sole Dispositive Power 27,789,326

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 27,789,326

12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 2.6%

14	Type of Reporting Person (See Instructions) CO

CUSIP No. 931427108		13D

1	Name of Reporting Person KKR 2006 Fund (Overseas), Limited Partnership

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 27,789,326

	8	Shared Voting Power 0

	9	Sole Dispositive Power 27,789,326

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 27,789,326

12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 2.6%

14	Type of Reporting Person (See Instructions) PN

CUSIP No. 931427108		13D

1	Name of Reporting Person KKR Associates 2006 (Overseas), Limited Partnership

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 28,997,514

	8	Shared Voting Power 0

	9	Sole Dispositive Power 28,997,514

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 28,997,514

12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 2.7%

14	Type of Reporting Person (See Instructions) PN

CUSIP No. 931427108		13D

1	Name of Reporting Person KKR 2006 Limited

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 28,997,514

	8	Shared Voting Power 0

	9	Sole Dispositive Power 28,997,514

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 28,997,514

12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 2.7%

14	Type of Reporting Person (See Instructions) CO

CUSIP No. 931427108		13D

1	Name of Reporting Person KKR Sprint (European II) Limited

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 15,837,910

	8	Shared Voting Power 0

	9	Sole Dispositive Power 15,837,910

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 15,837,910

12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 1.5%

14	Type of Reporting Person (See Instructions) CO

CUSIP No. 931427108		13D

1	Name of Reporting Person KKR European Fund II, Limited Partnership

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 15,837,910

	8	Shared Voting Power 0

	9	Sole Dispositive Power 15,837,910

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 15,837,910

12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 1.5%

14	Type of Reporting Person (See Instructions) PN

CUSIP No. 931427108		13D

1	Name of Reporting Person KKR Associates Europe II, Limited Partnership

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 15,837,910

	8	Shared Voting Power 0

	9	Sole Dispositive Power 15,837,910

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 15,837,910

12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 1.5%

14	Type of Reporting Person (See Instructions) PN

CUSIP No. 931427108		13D

1	Name of Reporting Person KKR Europe II Limited

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 15,837,910

	8	Shared Voting Power 0

	9	Sole Dispositive Power 15,837,910

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 15,837,910

12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 1.5%

14	Type of Reporting Person (See Instructions) CO

CUSIP No. 931427108		13D

1	Name of Reporting Person KKR Sprint (KPE) Limited

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 6,115,968

	8	Shared Voting Power 0

	9	Sole Dispositive Power 6,115,968

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 6,115,968

12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 0.6%

14	Type of Reporting Person (See Instructions) CO

CUSIP No. 931427108		13D

1	Name of Reporting Person KKR PEI Investments, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 6,115,968

	8	Shared Voting Power 0

	9	Sole Dispositive Power 6,115,968

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 6,115,968

12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 0.6%

14	Type of Reporting Person (See Instructions) PN

CUSIP No. 931427108		13D

1	Name of Reporting Person KKR PEI Associates, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 6,115,968

	8	Shared Voting Power 0

	9	Sole Dispositive Power 6,115,968

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 6,115,968

12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 0.6%

14	Type of Reporting Person (See Instructions) PN

CUSIP No. 931427108		13D

1	Name of Reporting Person KKR PEI GP Limited

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 6,115,968

	8	Shared Voting Power 0

	9	Sole Dispositive Power 6,115,968

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 6,115,968

12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 0.6%

14	Type of Reporting Person (See Instructions) CO

CUSIP No. 931427108		13D

1	Name of Reporting Person KKR European Co-Invest Fund I L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 34,657

	8	Shared Voting Power 0

	9	Sole Dispositive Power 34,657

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 34,657

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) Less than 0.1%

14	Type of Reporting Person (See Instructions) PN

CUSIP No. 931427108		13D

1	Name of Reporting Person KKR MIF Carry Holdings L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 34,657

	8	Shared Voting Power 0

	9	Sole Dispositive Power 34,657

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 34,657

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) Less than 0.1%

14	Type of Reporting Person (See Instructions) PN

CUSIP No. 931427108		13D

1	Name of Reporting Person KKR MIF Carry Limited

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 34,657

	8	Shared Voting Power 0

	9	Sole Dispositive Power 34,657

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 34,657

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) Less than 0.1%

14	Type of Reporting Person (See Instructions) CO

CUSIP No. 931427108		13D

1	Name of Reporting Person KKR Index Fund Investments L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 34,657

	8	Shared Voting Power 0

	9	Sole Dispositive Power 34,657

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 34,657

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) Less than 0.1%

14	Type of Reporting Person (See Instructions) PN

CUSIP No. 931427108		13D

1	Name of Reporting Person KKR Reference Fund Investments L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 121,912

	8	Shared Voting Power 0

	9	Sole Dispositive Power 121,912

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 121,912

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) Less than 0.1%

14	Type of Reporting Person (See Instructions) PN

CUSIP No. 931427108		13D

1	Name of Reporting Person KKR IFI GP L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 156,569

	8	Shared Voting Power 0

	9	Sole Dispositive Power 156,569

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 156,569

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) Less than 0.1%

14	Type of Reporting Person (See Instructions) PN

CUSIP No. 931427108		13D

1	Name of Reporting Person KKR IFI Limited

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 156,569

	8	Shared Voting Power 0

	9	Sole Dispositive Power 156,569

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 156,569

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) Less than 0.1%

14	Type of Reporting Person (See Instructions) CO

CUSIP No. 931427108		13D

1	Name of Reporting Person Sprint Co-Invest 2 L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 1,337,945

	8	Shared Voting Power 0

	9	Sole Dispositive Power 1,337,945

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,337,945

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person (See Instructions) PN

CUSIP No. 931427108		13D

1	Name of Reporting Person Sprint Co-Invest 2 GP Limited

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 1,337,945

	8	Shared Voting Power 0

	9	Sole Dispositive Power 1,337,945

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,337,945

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person (See Instructions) CO

CUSIP No. 931427108		13D

1	Name of Reporting Person KKR Fund Holdings L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 52,445,906

	8	Shared Voting Power 0

	9	Sole Dispositive Power 52,445,906

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 52,445,906

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 4.8%

14	Type of Reporting Person (See Instructions) PN

CUSIP No. 931427108		13D

1	Name of Reporting Person KKR Fund Holdings GP Limited

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 52,445,906

	8	Shared Voting Power 0

	9	Sole Dispositive Power 52,445,906

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 52,445,906

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 4.8%

14	Type of Reporting Person (See Instructions) CO

CUSIP No. 931427108		13D

1	Name of Reporting Person KKR Group Holdings L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 52,445,906

	8	Shared Voting Power 0

	9	Sole Dispositive Power 52,445,906

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 52,445,906

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 4.8%

14	Type of Reporting Person (See Instructions) PN

CUSIP No. 931427108		13D

1	Name of Reporting Person KKR Group Limited

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 52,445,906

	8	Shared Voting Power 0

	9	Sole Dispositive Power 52,445,906

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 52,445,906

12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 4.8%

14	Type of Reporting Person (See Instructions) CO

CUSIP No. 931427108		13D

1	Name of Reporting Person KKR & Co. L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 52,445,906

	8	Shared Voting Power 0

	9	Sole Dispositive Power 52,445,906

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 52,445,906

12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 4.8%

14	Type of Reporting Person (See Instructions) PN

CUSIP No. 931427108		13D

1	Name of Reporting Person KKR Management LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 52,445,906

	8	Shared Voting Power 0

	9	Sole Dispositive Power 52,445,906

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 52,445,906

12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 4.8%

14	Type of Reporting Person (See Instructions) OO

CUSIP No. 931427108		13D

1	Name of Reporting Person KKR Associates Reserve LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 15,309

	8	Shared Voting Power 0

	9	Sole Dispositive Power 15,309

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 15,309

12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) Less than 0.1%

14	Type of Reporting Person (See Instructions) OO

CUSIP No. 931427108		13D

1	Name of Reporting Person Henry R. Kravis

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 52,461,215

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 52,461,215

11	Aggregate Amount Beneficially Owned by Each Reporting Person 52,461,215

12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 4.8%

14	Type of Reporting Person (See Instructions) IN

CUSIP No. 931427108		13D

1	Name of Reporting Person George R. Roberts

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 52,461,215

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 52,461,215

11	Aggregate Amount Beneficially Owned by Each Reporting Person 52,461,215

12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 4.8%

14	Type of Reporting Person (See Instructions) IN

This Amendment No. 1 supplements and amends the Schedule 13D filed on December 31, 2014 by the Reporting Persons (as defined below) (as so amended, the “Schedule 13D”), relating to the common stock, $0.01 par value per share (“Common Stock”), of Walgreens Boots Alliance, Inc., a Delaware corporation (the “Issuer”).  Each Item below amends and supplements the information disclosed under the corresponding Item of the Schedule 13D.  Unless otherwise indicated herein, capitalized terms used but not defined in this Amendment No. 1 shall have the same meanings herein as are ascribed to such terms in the Schedule 13D.

Item 2.                                 Identity and Background.

(a), (f)	Item 2 of the Schedule 13D is hereby amended and restated as follows:

	(i)	KKR Sprint (2006) Limited, a Cayman Islands exempted limited company (“KKR Sprint 2006”);
	(ii)	KKR 2006 Fund (Overseas), Limited Partnership, a Cayman Islands exempted limited partnership (“KKR 2006 Fund Overseas LP”);
	(iii)	KKR Associates 2006 (Overseas), Limited Partnership, a Cayman Islands exempted limited partnership (“KKR Associates 2006 Overseas LP”);
	(iv)	KKR 2006 Limited, a Cayman Islands exempted limited company;
	(v)	KKR Sprint (European II) Limited, a Cayman Islands exempted limited company (“KKR Sprint European II”);
	(vi)	KKR European Fund II, Limited Partnership, a Cayman Islands exempted limited partnership (“KKR European Fund II”);
	(vii)	KKR Associates Europe II, Limited Partnership, a Cayman Islands exempted limited partnership (“KKR Associates Europe II”);
	(viii)	KKR Europe II Limited, a Cayman Islands exempted limited company;
	(ix)	KKR Sprint (KPE) Limited, a Cayman Islands exempted limited company (“KKR Sprint KPE”);
	(x)	KKR PEI Investments, L.P., a Guernsey limited partnership (“KKR PEI Investments”);
	(xi)	KKR PEI Associates, L.P., a Guernsey limited partnership (“KKR PEI Associates”);
	(xii)	KKR PEI GP Limited, a Cayman Islands exempted limited company (“KKR PEI GP”);
	(xiii)	KKR European Co-Invest Fund I L.P., a Cayman Islands limited partnership (“KKR European Co-Invest I”);
	(xiv)	KKR MIF Carry Holdings L.P., a Cayman Islands limited partnership (“KKR MIF Carry Holdings”);
	(xv)	KKR MIF Carry Limited, a Cayman Islands company,
	(xvi)	KKR Index Fund Investments L.P., a Cayman Islands limited partnership (“KKR Index Fund”);
	(xvii)	KKR Reference Fund Investments, L.P., a Cayman Islands limited partnership (“KKR Reference Fund”);
	(xviii)	KKR IFI GP L.P., a Cayman Islands limited partnership (“KKR IFI GP”);
	(xix)	KKR IFI Limited, a Cayman Islands company;
	(xx)	Sprint Co-Invest 2 L.P., a Cayman Islands limited partnership (“Sprint Co-Invest 2”);
	(xxi)	Sprint Co-Invest 2 GP Limited, a Cayman Islands exempted limited company (“Sprint Co-Invest 2 GP”);
	(xxii)	KKR Fund Holdings LP, a Cayman Islands exempted limited partnership (“KKR Fund Holdings”);
	(xxiii)	KKR Fund Holdings GP Limited, a Cayman Islands exempted limited company (“KKR Fund Holdings GP”);
	(xxiv)	KKR Group Holdings L.P., a Cayman Islands exempted limited partnership (“KKR Group Holdings”);
	(xxv)	KKR Group Limited, a Cayman Islands exempted limited company (“KKR Group”);
	(xxvi)	KKR & Co. L.P., a Delaware limited partnership (“KKR & Co.”);
	(xxvii)	KKR Management LLC, a Delaware limited liability company (“KKR Management”);
	(xxviii)	KKR Associates Reserve LLC, a Delaware limited liability company (“KKR Reserve”);
	(xxix)	Henry R. Kravis, a United States citizen; and
(xxx) George R. Roberts, a United States citizen (the persons and entities listed in items (i) through (xxx) are collectively referred to herein as the “Reporting Persons”).

KKR 2006 Fund Overseas LP is the sole shareholder of KKR Sprint 2006. KKR Associates 2006 Overseas LP is the general partner of KKR 2006 Fund Overseas LP. KKR 2006 Limited is the general partner of KKR Associates 2006 Overseas LP. KKR European Fund II is the majority shareholder of KKR Sprint European II. KKR Associates Europe II is the general partner of KKR European Fund II. KKR Europe II Limited is the general partner of KKR Associates Europe II. KKR PEI Investments is the majority shareholder of KKR Sprint KPE. KKR PEI Associates is the general partner of KKR PEI Investments. KKR PEI GP is the general partner of KKR PEI Associates. KKR MIF Carry Holdings is the general partner of KKR European Co-Invest I.  KKR MIF Carry Limited is the general partner of KKR MIF Carry Holdings.  KKR Index Fund is the sole shareholder of KKR MIF Carry Limited.  KKR IFI GP is the general partner of KKR Index Fund. KKR IFI GP is the general partner of KKR Reference Fund.  KKR IFI Limited is the general partner of KKR IFI GP.  Sprint Co-Invest 2 GP is the general partner of Sprint Co-Invest 2.  KKR Fund Holdings is the sole shareholder of KKR 2006 Limited, KKR Europe II Limited, KKR PEI GP, KKR IFI Limited and Sprint Co-Invest 2 GP. KKR Fund Holdings GP is a general partner of KKR Fund Holdings. KKR Group Holdings is the sole shareholder of KKR Fund Holdings GP and a general partner of KKR Fund Holdings. KKR Group is the general partner of KKR Group Holdings. KKR & Co. is the sole shareholder of KKR Group. KKR Management is the general partner of KKR & Co. Messrs. Kravis and Roberts are officers and the designated members of KKR Management and are the managers of KKR Reserve.

Attached as Annex A hereto and incorporated herein by reference is a list containing the (a) name, (b) residence or business address, (c) present principal occupation or employment and the name, principal business address of any corporation or other organization in which such employment is conducted, and (d) citizenship, in each case of each director and executive officer of the Reporting Persons, as applicable.

(b)                                 The address of the principal business office of each of the Reporting Persons other than Mr. Roberts is:

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street, Suite 4200

New York, New York 10019

The address of the principal business office of Mr. Roberts is:

c/o Kohlberg Kravis Roberts & Co. L.P.

2800 Sand Hill Road, Suite 200

Menlo Park, CA 94025

(c)                                  KKR Sprint (2006), KKR Sprint European II, KKR Sprint KPE, KKR European Co-Invest I, KKR Reference Fund, KKR 2006 Fund Overseas LP, KKR European Fund II, KKR PEI Investments, KKR Index Fund and Sprint Co-Invest 2 are investment vehicles.  KKR Associates 2006 Overseas LP, KKR 2006 Limited, KKR Associates Europe II, KKR Europe II Limited, KKR PEI Associates, KKR PEI GP, KKR MIF Carry Holdings, KKR MIF Carry Limited, KKR IFI GP, KKR IFI Limited and Sprint Co-Invest 2 GP are each principally engaged in the business of being a general partner, as described above.  Each of KKR Fund Holdings, KKR Fund Holdings GP, KKR Group Holdings, KKR Group, KKR & Co. and KKR Management is principally engaged as a holding company for the subsidiaries engaged in the investment management business.  KKR Reserve is a holding company used in such business. The present principal occupation or employment of each Messrs. Kravis and Roberts is as an executive of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and/or one or more of its affiliates.

(d)                                 During the last five years, none of the Reporting Persons or, to the best knowledge of the Reporting Persons, any of the other persons named in this Item 2, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)                                  During the last five years, none of the Reporting Persons or, to the best knowledge of the Reporting Persons, any of the other persons named in this Item 2, has been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding were or are subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.                                 Source and Amount of Funds or Other Considerations.

Item 3 of the Schedule 13D is hereby amended by adding the following at the end thereof:

The information set forth under Item 4 is hereby incorporated by reference.

Item 4.                                 Purpose of Transaction.

Item 4 of the Schedule 13D is hereby amended by adding the following immediately prior to the last paragraph thereof:

On December 31, 2015, Sprint Acquisitions Holdings Limited (f/k/a AB Acquisitions Holdings Limited) (“Gibco”) distributed 100% of the Second Step Shares held by it to its shareholders.  In connection with such distribution, the Reporting Persons received the following Second Step Shares in respect of such Reporting Person’s direct or indirect interests in the Second Step Shares held by Gibco: (a) KKR Sprint 2006 received 24,225,615 shares of Common Stock, (b) KKR Sprint European II received 13,806,852 shares of Common Stock, (c) KKR Sprint KPE received 5,331,654 shares of Common Stock, (d) KKR European Co-Invest I received 30,213 shares of Common Stock, (v) KKR Reference Fund received 106,278 shares of Common Stock, (f) KKR Reserve received 15,120 shares of Common Stock, (g) KKR Associates 2006 Overseas LP received 1,208,188 shares of Common Stock and (h) Sprint Co-Invest 2 received 1,337,945 shares of Common Stock.

Item 5.                                 Interest in Securities of the Issuer.

Item 5(a) and (b) of the Schedule 13D is hereby amended by amending and restating the first ten paragraphs thereof as follows:

(a) and (b). The Reporting Persons beneficially own an aggregate of 52,461,215 shares of Common Stock, which represent, in the aggregate, approximately, 4.8% of the outstanding shares of Common Stock.  The 52,461,215 shares of Common Stock consist of (i) 27,789,326 shares of Common Stock held directly by KKR Sprint 2006, (ii) 15,837,910 shares of Common Stock held directly by KKR Sprint European II, (iii) 6,115,968 shares of Common Stock held directly by KKR Sprint KPE, (iv) 34,657 shares of Common Stock held directly by KKR European Co-Invest I, (v) 121,912 shares of Common Stock held directly by KKR Reference Fund, (vi) 15,309 shares of Common Stock held directly by KKR Reserve, (vii) 1,208,188 shares of Common Stock held directly by KKR Associates 2006 Overseas LP and (viii) 1,337,945 shares of Common Stock held directly by Sprint Co-Invest 2.  The percentage of beneficial ownership in this Schedule 13D is based on 1,085,656,081 shares of Common Stock outstanding as of November 30, 2015, as reported by the Issuer in the proxy statement filed by it with the Securities and Exchange Commission on December 9, 2015.

Each of KKR 2006 Fund Overseas LP (as the sole shareholder of KKR Sprint 2006), KKR Associates 2006 Overseas LP (as the general partner of KKR 2006 Fund Overseas LP) and KKR 2006 Limited (as the general partner of KKR Associates 2006 Overseas LP) may be deemed to be the beneficial owner of the securities held directly by KKR Sprint 2006, and each disclaims beneficial ownership of such securities.  KKR 2006 Limited (as the general partner of KKR Associates 2006 Overseas LP) may be deemed to be the beneficial owner of the securities held directly by KKR Associates 2006 Overseas LP and disclaims beneficial ownership of such securities.

Each of KKR European Fund II (as the majority shareholder of KKR Sprint European II), KKR Associates Europe II (as the general partner of KKR European Fund II), and KKR Europe II Limited (as the general partner of KKR Associates Europe II) may be deemed to be the beneficial owner of the securities held directly by KKR Sprint European II, and each disclaims beneficial ownership of such securities.

Each of KKR PEI Investments (as the majority shareholder of KKR Sprint KPE), KKR PEI Associates (as the general partner of KKR PEI Investments) and KKR PEI GP (as the general partner of KKR PEI Associates) may be deemed to be the beneficial owner of the securities held directly by KKR Sprint KPE, and each disclaims beneficial ownership of such securities.

Each of KKR MIF Carry Holdings (as the general partner of KKR European Co-Invest I), KKR MIF Carry Limited (as the general partner of KKR MIF Carry Holdings), KKR Index Fund (as the sole shareholder of KKR MIF Carry Limited), KKR IFI GP (as the general partner of KKR Index Fund), and KKR IFI Limited (as the general partner of KKR IFI GP), may be deemed to be the beneficial owner of the securities held directly by KKR European Co-Invest I, and each disclaims beneficial ownership of such securities.

Each of KKR IFI GP (as the general partner of KKR Reference Fund) and KKR IFI Limited (as the general partner of KKR IFI GP) may be deemed to be the beneficial owner of the securities held directly by KKR Reference Fund, and each disclaims beneficial ownership of such securities.

Sprint Co-Invest 2 GP (as the general partner of Sprint Co-Invest 2) may be deemed to be the beneficial owner of the securities held directly by Sprint Co-Invest 2 and disclaims beneficial ownership of such securities.

Each of KKR Fund Holdings (as the sole shareholder of each of KKR 2006 Limited, KKR Europe II Limited, KKR PEI GP, KKR IFI Limited and Sprint Co-Invest 2 GP), KKR Fund Holdings GP (as a general partner of KKR Fund Holdings), KKR Group Holdings (as the sole shareholder of KKR Fund Holdings GP and a general partner of KKR Fund Holdings), KKR Group (as the general partner of KKR Group Holdings), KKR & Co. (as the sole shareholder of KKR Group), KKR Management (as the general partner of KKR & Co.), and Messrs. Henry R. Kravis and George R. Roberts (as the designated members of KKR Management), may be deemed to be the beneficial owner of the securities held directly by KKR Sprint 2006, KKR Sprint European II, KKR Sprint KPE, KKR European Co-Invest I, KKR Reference Fund, KKR Associates 2006 Overseas LP and Sprint Co-Invest 2, and each disclaims beneficial ownership of such securities.

Each of Messrs. Henry R. Kravis and George R. Roberts (as the managers of KKR Reserve), may be deemed to be the beneficial owner of the securities held directly by KKR Reserve, and each disclaims beneficial ownership of such securities.

Upon the distribution of the Second Step Shares described herein, Gibco no longer owns any shares of Common Stock.  As a result, the Reporting Persons disclaim membership in any group with the Pessina Reporting Persons.

Item 5(c) of the Schedule 13D is hereby amended and restated in its entirety with the following:

(c) Except as set forth in this Statement, none of the Reporting Persons, or, to the best knowledge of the Reporting Persons, any other person named in Item 2 has engaged in any transaction in any shares of Common Stock during the past 60 days.

Item 5(e) of the Schedule 13D is hereby amended and restated in its entirety with the following:

As of December 31, 2015, the Reporting Persons no longer beneficially owned more than five percent of the Issuer’s Common Stock.

Item 6.                                 Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

Item 6 of the Schedule 13D is hereby supplemented by adding the following at the end thereof:

The information set forth in Item 4 of this Schedule 13D is incorporated herein by reference.

Item 7.                                 Materials to be Filed as Exhibits.

Item 7 of the Schedule 13D amends and restates Exhibit A as follows:

Exhibit No. Description

Exhibit A   Joint Filing Agreement, dated as of December 31, 2015, by and among the Reporting Persons.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 31, 2015

KKR SPRINT (2006) LIMITED

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR 2006 FUND (OVERSEAS), LIMITED PARTNERSHIP

By:	KKR Associates 2006 (Overseas), Limited Partnership, its general partner

By:	KKR 2006 Limited, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR ASSOCIATES 2006 (OVERSEAS), LIMITED PARTNERSHIP

By:	KKR 2006 Limited, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR 2006 LIMITED

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR SPRINT (EUROPEAN II) LIMITED

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR EUROPEAN FUND II, LIMITED PARTNERSHIP

By:	KKR Associates Europe II, Limited Partnership, its general partner

By:	KKR Europe II Limited, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR ASSOCIATES EUROPE II, LIMITED PARTNERSHIP

By:	KKR Europe II Limited, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR EUROPE II LIMITED

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR SPRINT (KPE) LIMITED

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR PEI INVESTMENTS, L.P.

By:	KKR PEI Associates, L.P., its general partner

By:	KKR PEI GP Limited, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR PEI ASSOCIATES, L.P.

By:	KKR PEI GP Limited, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR EUROPEAN CO-INVEST FUND I L.P.

By:	KKR MIF Carry Holdings L.P., its general partner

By:	KKR MIF Carry Limited, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR MIF CARRY HOLDINGS L.P.

By:	KKR MIF Carry Limited, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR MIF CARRY LIMITED

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR INDEX FUND INVESTMENTS L.P.

By:	KKR IFI GP L.P., its general partner

By:	KKR IFI Limited, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR REFERENCE FUND INVESTMENTS L.P.

By:	KKR IFI GP L.P., its general partner

By:	KKR IFI Limited, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR IFI GP L.P.

By:	KKR IFI Limited, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR IFI LIMITED

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

SPRINT CO-INVEST 2 L.P.

By:	Sprint Co-Invest 2 GP Limited, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

SPRINT CO-INVEST 2 GP LIMITED

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR FUND HOLDINGS L.P.

By:	KKR Fund Holdings GP Limited, a general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR FUND HOLDINGS GP LIMITED

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR GROUP HOLDINGS L.P.

By:	KKR Group Limited, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR GROUP LIMITED

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR & CO. L.P.

By:	KKR Management LLC, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Chief Financial Officer

KKR MANAGEMENT LLC

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Chief Financial Officer

KKR ASSOCIATES RESERVE LLC

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for Henry R. Kravis, Manager

KKR PEI GP LIMITED

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

HENRY R. KRAVIS

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact

GEORGE R. ROBERTS

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact

EXHIBIT A

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13D filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the shares of common stock, par value $0.01 per share of Walgreens Boots Alliance, Inc., is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below that is named as a reporting person in such filing in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: December 31, 2015

KKR SPRINT (2006) LIMITED

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR 2006 FUND (OVERSEAS), LIMITED PARTNERSHIP

By:	KKR Associates 2006 (Overseas), Limited Partnership, its general partner

By:	KKR 2006 Limited, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR ASSOCIATES 2006 (OVERSEAS), LIMITED PARTNERSHIP

By:	KKR 2006 Limited, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR 2006 LIMITED

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR SPRINT (EUROPEAN II) LIMITED

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR EUROPEAN FUND II, LIMITED PARTNERSHIP

By:	KKR Associates Europe II, Limited Partnership, its general partner

By:	KKR Europe II Limited, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR ASSOCIATES EUROPE II, LIMITED PARTNERSHIP

By:	KKR Europe II Limited, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR EUROPE II LIMITED

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR SPRINT (KPE) LIMITED

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR PEI INVESTMENTS, L.P.

By:	KKR PEI Associates, L.P., its general partner

By:	KKR PEI GP Limited, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR PEI ASSOCIATES, L.P.

By:	KKR PEI GP Limited, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR PEI GP LIMITED

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR EUROPEAN CO-INVEST FUND I L.P.

By:	KKR MIF Carry Holdings L.P., its general partner

By:	KKR MIF Carry Limited, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR MIF CARRY HOLDINGS L.P.

By:	KKR MIF Carry Limited, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR MIF CARRY LIMITED

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR INDEX FUND INVESTMENTS L.P.

By:	KKR IFI GP L.P., its general partner

By:	KKR IFI Limited, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR REFERENCE FUND INVESTMENTS L.P.

By:	KKR IFI GP L.P., its general partner

By:	KKR IFI Limited, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR IFI GP L.P.

By:	KKR IFI Limited, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR IFI LIMITED

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

SPRINT CO-INVEST 2 L.P.

By:	Sprint Co-Invest 2 GP Limited, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

SPRINT CO-INVEST 2 GP LIMITED

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR FUND HOLDINGS L.P.

By:	KKR Fund Holdings GP Limited, a general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR FUND HOLDINGS GP LIMITED

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR GROUP HOLDINGS L.P.

By:	KKR Group Limited, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR GROUP LIMITED

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR & CO. L.P.

By:	KKR Management LLC, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Chief Financial Officer

KKR MANAGEMENT LLC

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Chief Financial Officer

KKR ASSOCIATES RESERVE LLC

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for Henry R. Kravis, Manager

HENRY R. KRAVIS

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact

GEORGE R. ROBERTS

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact

ANNEX A

KKR SPRINT (2006) LIMITED

DIRECTORS

William J. Janetschek

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and/or one or more of its affiliates

Citizenship: United States

KKR 2006 LIMITED

DIRECTORS

Henry R. Kravis

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

George R. Roberts

Business address: 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

William J. Janetschek

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

David J. Sorkin

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

OFFICERS

Todd A. Fisher

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

William J. Janetschek

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

David J. Sorkin

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

Scott C. Nuttall

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

Alexander Navab, Jr.

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

Michael W. Michelson

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

Johannes P. Huth

Business address: Stirling Square, 7 Carlton Gardens, London SW1Y 5AD, United Kingdom

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: Federal Republic of Germany

Joseph Y. Bae

Business address: Level 56, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

Marc S. Lipschultz

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

Suzanne Donohoe

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

KKR SPRINT (EUROPEAN II) LIMITED

DIRECTORS

William J. Janetschek

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

KKR EUROPE II LIMITED

DIRECTORS

Henry R. Kravis

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

George R. Roberts

Business address: 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

William J. Janetschek

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

David J. Sorkin

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

OFFICERS

William J. Janetschek

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

David J. Sorkin

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

Suzanne Donohoe

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

KKR SPRINT (KPE) LIMITED

DIRECTORS

William J. Janetschek

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

KKR PEI GP LIMITED

DIRECTORS

Todd A. Fisher

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

William J. Janetschek

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

David J. Sorkin

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

OFFICERS

Henry R. Kravis

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

George R. Roberts

Business address: 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

William J. Janetschek

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

David J. Sorkin

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

KKR MIF CARRY LIMITED

DIRECTORS

William J. Janetschek

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

Scott C. Nuttall

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

OFFICERS

William J. Janetschek

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

KKR IFI LIMITED

DIRECTORS

Henry R. Kravis

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

George R. Roberts

Business address: 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

William J. Janetschek

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

David J. Sorkin

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

OFFICERS

William J. Janetschek

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

David J. Sorkin

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

KKR FUND HOLDINGS GP LIMITED

DIRECTORS

Todd A. Fisher

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

William J. Janetschek

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

David J. Sorkin

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

OFFICERS

Henry R. Kravis

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

George R. Roberts

Business address: 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

William J. Janetschek

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

David J. Sorkin

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

KKR GROUP LIMITED

DIRECTORS

Todd A. Fisher

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

William J. Janetschek

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

David J. Sorkin

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

OFFICERS

Henry R. Kravis

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

George R. Roberts

Business address: 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

William J. Janetschek

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

David J. Sorkin

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

KKR MANAGEMENT LLC

OFFICERS

Henry R. Kravis

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

George R. Roberts

Business address: c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

Todd A. Fisher

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

William J. Janetschek

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

David J. Sorkin

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

SPRINT CO-INVEST 2 GP LIMITED

DIRECTORS

William J. Janetschek

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States